================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PLANAR SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          [PLANAR SYSTEMS, INC. LOGO]

                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 690-1100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 3, 2000

                               ----------------

To the Shareholders of
Planar Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Planar Systems, Inc. (the "Company") will be held on Thursday, February 3, 2000, at 3:00 p.m., local time, at the Greenwood Inn, 10700 S.W. Allen Boulevard, Beaverton, Oregon for the following purposes:

  1. Election of Directors. To elect four directors, three for a three-year term and one for a two-year term;

  2. Ratification of Appointment of Auditors. To ratify the appointment by the Board of Directors of KPMG LLP as independent auditors of the Company for the fiscal year ending September 29, 2000; and,

  3. Other Business. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors of the Company has fixed the close of business on December 6, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board,

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive
                                           Officer

Beaverton, Oregon
January 3, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PLANAR SYSTEMS, INC.
                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 690-1100
                                   --------
                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 3, 2000
                                   --------

                                 INTRODUCTION

General

  This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation ("Planar" or the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Planar common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held at 3:00 p.m. on February 3, 2000, and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect four members of the Board of Directors, ratify the appointment by the Board of Directors of KPMG LLP as independent auditors of the Company for the fiscal year ending September 29, 2000, and transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about January 5, 2000.

Solicitation, Voting and Revocability of Proxies

  The Board of Directors has fixed the close of business on December 6, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,000 beneficial holders of the 10,540,071 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the four nominees for election to the Board of Directors and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending September 29, 2000. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, four directors will be elected; three for a three-year term and one for a two-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

  Under the Company's articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. Balaji Krishnamurthy and J. Kenneth Stringer III were elected to the Board of Directors in 1999 to fill vacancies created by increasing the size of the Board of Directors from six members to eight members. There is no cumulative voting for election of directors.

  Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 6, 1999, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

                                                 Expiration
                                      Expiration  of Term
                             Director of Current for Which
                         Age  Since      Term    Nominated  Position Held with Planar
                         --- -------- ---------- ---------- --------------------------
Nominees:
 E. Kay Stepp...........  54   1998      2000       2003    Director
 James M. Hurd..........  51   1983      2000       2003    Director
 Balaji Krishnamurthy...  46   1999      2000       2003    President, Chief Executive
                                                            Officer and Director
 J. Kenneth Stringer
  III...................  46   1999      2000       2002    Director

Continuing Directors:
 Gregory H. Turnbull....  61   1986      2002        --     Director
 Steven E. Wynne........  47   1996      2002        --     Director
 William D. Walker......  67   1983      2001        --     Chairman of the Board
 Heinrich Stenger.......  58   1997      2001        --     Director

  E. Kay Stepp. Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp formed and now operates Executive Solutions, Inc., a consulting firm, which provides consulting services to senior executives and Boards of Directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company ("PGE"), a Portland, Oregon, utilities company. From 1978 to 1989 Ms. Stepp held various other positions at PGE including President of the Energy Service Division, Vice President of Marketing and Operations and Vice President of Human Resources and Administration. Ms. Stepp is Chairman of the Board of Directors of Gardenburger, Inc. and serves on the Boards of Directors of Franklin Covey Co. and StanCorp Financial Group. Ms. Stepp also serves on the Boards of Directors of several private companies, including Bank of the Northwest and Working Assets. She is a former director of the Federal Reserve Bank of San Francisco.

  James M. Hurd. Mr. Hurd, co-founder of the Company, has served as a Director of the Company since inception. Mr. Hurd served as President of the Company from inception to September 1999 and served as Chief Executive Officer from December 1988 to May 1999. Mr. Hurd began a leave of absence from the Company in early May 1999 to undergo treatment for leukemia. In connection with the proposed treatment, Mr. Hurd underwent open-heart surgery in late May 1999 and suffered a stroke during the procedure. In November 1999, Mr. Hurd received a bone marrow transplant. Mr. Hurd is now recovering from the bone marrow transplant and the remaining physical effects of the stroke. The Board presently expects that Mr. Hurd will return to active service on the Board during 2000. Prior to co-founding Planar, Mr. Hurd held a wide variety of positions at Tektronix as a scientist and manager. Mr. Hurd received an undergraduate degree in physics from Lewis & Clark College.

  Balaji Krishnamurthy. Mr. Krishnamurthy has served as President, Chief Executive Officer and a Director of the Company since September 1999. Prior to joining Planar, he served as Vice President and General Manager for various business units of Tektronix, Inc. where his 15 year tenure from August, 1984 to September, 1999 included assignments in engineering, marketing and general management. Mr. Krishnamurthy was with General Electric Co. from June 1981 to June 1984. Mr. Krishnamurthy received his BS and MS in mathematics from Birla Institute of Technology and Science, India and an MS and Ph.D. in computer science from the University of Massachusetts.

  J. Kenneth Stringer III. Mr. Stringer has served as a Director of the Company since September 1999. Mr. Stringer has served as President of FLIR Systems, Inc. since April 1995 and as Chief Executive Officer of that company since December 1998. Mr. Stringer joined FLIR in 1984 as Vice President of Finance and Chief Financial Officer and was appointed Executive Vice President in 1990. Prior to joining FLIR, Mr. Stringer spent six years with Evans Products Company as Director of Financial Reporting. Mr. Stringer started his career with Touche Ross and Company (which subsequently became Deloitte & Touche LLP). Mr. Stringer received his B.S. degree from the University of Oregon. Mr. Stringer also serves on the Board of Directors of FLIR Systems, Inc.

  Gregory H. Turnbull. Mr. Turnbull has served as a Director of the Company since 1986. He is currently a business consultant and investor. Previously, he was a general partner of Cable & Howse Ventures, a venture capital firm which he first joined in 1983 and of which he is currently a special limited partner. Prior to his work as a venture capitalist, Mr. Turnbull was an investment banker for fifteen years with Morgan Stanley & Co. and White, Weld & Co. Mr. Turnbull also serves on the Board of Directors of Advanced Polymer Systems, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

  Steven E. Wynne. Mr. Wynne has served as a Director of the Company since 1996. He has served as President and Chief Executive Officer of adidas America since 1995. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Protocol Systems, Inc. and the Board of Directors of FLIR Systems, Inc.

  William D. Walker. Mr. Walker has served as a Director of the Company since inception and has served as Chairman of the Board since December 1988. Mr. Walker served as the Company's Chief Executive Officer from May 1999 to September 1999. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker also serves as Vice-Chairman of the Board of Directors of Tektronix. Mr. Walker received an electrical engineering degree from the University of Missouri.

  Heinrich Stenger. Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Managing Director of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

  Board of Directors Committees and Nominations by Shareholders. The Board's Committee on Directors acted as a nominating committee for selecting nominees for election as directors at the Annual Meeting. The Company's bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

  The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 24, 1999, conducted two meetings. The members of the Audit Committee currently are Messrs. Wynne and Stenger. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary, and such other matters referred to the Committee. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company's stock option plans. During the fiscal year ended September 24, 1999, the Compensation Committee held four meetings. The members of the Compensation Committee currently are Mr. Turnbull and Ms. Stepp. The Board of Directors has also appointed a Committee on Directors, which is responsible for performing the Board's annual self evaluation, locating potential candidates to fill Board vacancies and selecting the nominees to stand for election at each annual meeting of shareholders. The members of the Committee on Directors currently are Ms. Stepp and Mr. Walker.

  During fiscal year 1999 the Company's Board of Directors held five meetings. Each director attended at least 75 percent of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served, except Mr. Hurd who attended 60 percent of such meetings.

  See "Management -- Executive Compensation" for certain information regarding compensation of directors.

  The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                  MANAGEMENT

Executive Officers

  The following table sets forth certain information with respect to the executive officers of the Company.

Name                         Age                    Position
----                         ---                    --------
Balaji Krishnamurthy........  46 President, Chief Executive Officer and Director
Christopher N. King.........  54 Executive Vice President, Chief Technical
                                  Officer and Secretary
Douglas K. Barnes...........  42 Vice President
E. L. Herman................  55 Vice President
Carolyn McKnight............  51 Vice President
Richard Prins...............  54 Vice President
Jack Raiton.................  55 Vice President, Chief Financial Officer
                                  and Assistant Secretary

  Information concerning the principal occupation of Mr. Krishnamurthy is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

  Christopher N. King. Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as a Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

  Douglas K. Barnes. Mr. Barnes has served as Vice President of Global Manufacturing since July 1998. Mr. Barnes was elected Vice President of the Company in November 1997 and served as general manager of the Company's electroluminescent (EL) display operations in North America from August 1997. Since 1986, Mr. Barnes has held various positions with the Company including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a B.S. in Industrial Engineering from Stanford University.

  E.L. Herman. Mr. Herman has served as Vice President of the Company and general manager of Planar Advance, Inc., a wholly-owned subsidiary of the Company, since August 1994, when Planar Advance acquired the avionics display business of Tektronix, Inc. Prior to joining the Company, Mr. Herman served as General Manager of the avionics display business of Tektronix, Inc. since 1992, and served as President of Tektronix Federal Systems, Inc. since 1987. Mr. Herman received a B.A. in Mathematics from Kent State University, an M.B.A. from the University of Oregon and a Ph.D. in Strategic Management from Portland State University.

  Carolyn McKnight. Ms. McKnight has served as a Vice President of the Company since March 1998. Prior to joining Planar she was an independent organizational development consultant from 1994 to 1998, and previously International Human Resources Director for Tektronix, Inc. Ms. McKnight received her bachelor's degree from Tennessee Temple University and is currently enrolled as a master's/doctoral candidate at Pacifica Graduate Institute.

  Richard Prins. Mr. Prins has served as general manager of the Planar Display Solutions business unit since February of 1998 and as a Vice President of the Company since June of 1998. Prior to joining the Company, he was chief executive officer of MicroPure, a company that produces ultra cleaning technology for the semiconductor industry, from March 1997 to February 1998. From March 1992 to March 1997, Mr. Prins served as President of Synektron, Inc., a brushless DC motor and motion control company. Mr. Prins received a bachelor's degree from Reed College and a master's degree in industrial administration from Carnegie Mellon University.

  Jack Raiton. Mr. Raiton has served as Vice President and Chief Financial Officer of the Company since April 1996. Mr. Raiton served as Chief Financial Officer of Smith's Home Furnishing from January 1995 to November 1995. Prior to this, Mr. Raiton served in various positions with Tektronix in the finance area leaving as Corporate Controller. Mr. Raiton received a B.S. in Mathematics from Oregon State University and an M.B.A. from the University of Washington.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table provides certain summary information concerning compensation of each person who served as the Company's Chief Executive Officer during the fiscal year ended September 24, 1999 and each of the four other most highly compensated executive officers of the Company (the "named executive officers") for the fiscal years ended September 24, 1999, September 25, 1998 and September 26, 1997.

                                                      Long-Term
                                                    Compensation
                                                ---------------------
                                                           Securities
                          Annual Compensation              Underlying
                         ---------------------- Restricted   Stock
Name and Principal                                Stock     Options      All Other
Position                 Year  Salary   Bonus   Awards(1)   Granted   Compensation(2)
------------------       ---- -------- -------- ---------- ---------- ---------------
William D. Walker(3).... 1999 $115,689 $    289      --      27,000           --
 Chief Executive Officer

James M. Hurd(4)........ 1999  270,052      613  $60,000        --        $ 9,546
 President and Chief     1998  250,577  100,825  115,000     15,000         6,037
  Executive Officer      1997  216,251   70,046              50,000         5,846

Christopher N. King..... 1999  186,769      672  156,800     10,000         9,546
 Executive Vice          1998  140,423   37,744      --      25,000         5,837
  President and Chief    1997  127,226   22,287      --      24,000         6,040
  Technical Officer

Jack Raiton............. 1999  164,845      613  122,400     10,000        10,000
 Vice President and      1998  139,423   34,223  115,000     10,000         4,659
  Chief Financial        1997  126,262   25,471      --      23,000         6,225
  Officer

E.L. Herman............. 1999  161,824   35,235  160,000        --          5,401
 Vice President          1998  139,872   21,427      --      25,000         5,897
                         1997  130,451   13,500      --      23,000         5,733

Douglas K. Barnes(5).... 1999  139,111      507   16,800     10,000        10,000
 Vice President          1998  125,000   24,933  287,500        --          7,350

--------
(1) The amounts set forth under Restricted Stock Award represent the dollar value of shares of restricted stock granted during the applicable fiscal year calculated based upon the closing price of the Common Stock on the date of grant. Restricted Stock Awards for 1999 include the following awards: Mr. King--15,000 shares; Mr. Raiton--12,000 shares; and Mr. Herman--15,000 shares. Each such award is scheduled to vest on May 24, 2001, subject to accelerated vesting as described below under "Change of Control Arrangements." Restricted Stock Awards for 1999 also include the following awards: Mr. Hurd--7,500 shares; Mr. King--4,600 shares; Mr. Raiton--3,300 shares; Mr. Herman--5,000 shares; and Mr. Barnes--2,100 shares. Each such award is scheduled to vest with respect to 25 percent of the award at each of May 24, 2000, May 24, 2001, May 24, 2002 and May 24, 2003. Restricted Stock Awards for 1998 include the following awards: Mr. Hurd--10,000 shares; Mr. Raiton--10,000 shares; and Mr. Barnes--25,000 shares. The awards to Messrs. Hurd and Raiton were scheduled to vest in fiscal year 2001 based upon achievement of specified performance goals and, to the extent not then vested, to vest on the tenth anniversary of the award. The award to Mr. Barnes is scheduled to vest in part in each of fiscal 2001, 2002 and 2003 based upon specified criteria and, to the extent not then vested, to vest on the tenth anniversary of the award.
(2) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company's employees.
(3) Mr. Walker served as Chief Executive Officer from May 13, 1999 to September 27, 1999.
(4) Mr. Hurd served as Chief Executive Officer until May 13, 1999 and served as President until September 27, 1999.
(5) Mr. Barnes became an executive offer of the Company during fiscal year
    1998.

Stock Options

  The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 24, 1999.

                       Option Grants in Last Fiscal Year

                                                                       Potential Realizable
                                                                         Value at Assumed
                         Number of   Percent of                        Annual Rates of Stock
                         Securities Total Options                       Price Appreciation
                         Underlying  Granted to   Exercise              for Option Term(3)
                          Options   Employees in  Price Per Expiration ---------------------
Name                     Granted(1)  Fiscal 1999  Share(2)     Date        5%        10%
----                     ---------- ------------- --------- ---------- ---------- ----------
William D. Walker.......    7,000          1%       $9.50     2/4/09   $   24,718 $   78,750
                           20,000          2%        8.00    5/10/09      100,623    254,999
James M. Hurd...........      --         --           --         --           --         --
Christopher N. King.....   10,000          1%        7.69    4/21/09       48,349    122,527
Jack Raiton.............      --         --           --         --           --         --
E.L. Herman.............      --         --           --         --           --         --
Douglas K. Barnes.......   12,000          1%        8.00    5/21/09       60,374    152,999

--------
(1) Options granted in fiscal 1999 generally become exercisable starting 12 months after the grant date, with one quarter of the options exercisable at that time and with an additional 6.25% of such options becoming exercisable each quarter thereafter. The options granted to Mr. Walker were fully vested on the date of grant.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant.
(3) The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Option Exercises and Holdings

  The following table provides information, with respect to the named executive officers, concerning unexercised stock options held as of September 24 1999.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
                                 Options at FY-End           at FY-End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
William D. Walker...........    66,000         --        $38,750        --
James M. Hurd...............   225,700         --        138,357        --
Christopher N. King.........    52,262      39,538         2,712        --
Jack Raiton.................    37,749      25,251           --         --
E.L. Herman.................    68,749      37,349           --         --
Douglas K. Barnes...........    20,001      29,974        17,341        --

--------
(1) Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreement

  On April 30, 1999, the Company entered into an Employment Agreement with James M. Hurd (the "Agreement"). The Agreement provides for an annual base salary of $277,000, plus bonus compensation as determined by the Compensation Committee for the fiscal year ending September 24, 1999 and an annual base salary of $325,000 plus bonus compensation of $81,250 in lieu of participation in the incentive compensation program administered by the Compensation Committee for the period September 25, 1999 through January 1, 2001. The Agreement provides for a term ending January 2, 2001, unless terminated earlier by the Company or Mr. Hurd or as a result of Mr. Hurd's death or disability. In the event that the Agreement is terminated by the Company without Cause (as defined in the Agreement) or as a result of Mr. Hurd's death or disability, the Company is required to pay Mr. Hurd or his estate, deferred compensation payments in an amount equal to the compensation that would have been paid to Mr. Hurd under the Agreement if it had not been terminated. The Agreement also provides that, in the event of termination of the Agreement by the Company without Cause or termination of the Agreement as a result of Mr. Hurd's disability, the Company will pay the premiums for coverage of Mr. Hurd under the Company's group health insurance plan or, if Mr. Hurd is not eligible for coverage under the Company's group health plan, comparable health insurance coverage until Mr. Hurd reaches age 65. The Company is also required to pay Mr. Hurd the amounts required to compensate him for any income tax liability resulting from the health insurance coverage provided by the Company. The Agreement also provides that if the Company terminates the Agreement without Cause or the Agreement is terminated as a result of Mr. Hurd's death or disability, all outstanding stock options and stock grants held by Mr. Hurd at the date of termination become fully vested effective as of the termination date. The Agreement was terminated on July 9, 1999 as a result of Mr. Hurd's disability, and Mr. Hurd is receiving the benefits required under the Agreement as a result of such termination.

Change of Control Arrangements

  The Company has entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options and restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for "good reason" following a "change of control" of the Company. For purposes of these agreements, "good reason" includes (i) a change in the executive officer's responsibilities, titles or offices that has the effect of diminishing such executive officer's responsibility or authority, (ii) a reduction in the executive officer's salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of his job location before the change of control, (iv) the Company's failure to maintain or continue any material compensation or employee benefit plan, program or arrangement in effect before the change of control, (v) a material breach of the agreement by the Company that is not remedied within 60 days after notice of such breach. For purposes of these Agreements, a "change of control" includes (i) shareholder approval of any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction, (ii) the acquisition by any person of 25 percent or more of the Company's total combined voting power,
(iii) shareholder approval of the liquidation of the Company or the sale of substantially all of the Company's assets.

Director Compensation

  Nonemployee directors of the Company receive a $15,000 annual retainer plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting that is not in conjunction with a board meeting. Under certain circumstances, the nonemployee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Nonemployee Director Plan"), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993

Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director's annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors.

               COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

  Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

  The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

  The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

  The key components of the Company's compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis and determines base salary and non-equity incentives for executive officers. The Committee also approves all stock and stock option grants.

  Base Salary. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Changes in base salaries of executive officers are based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries for 1999 were reasonable as compared to amounts paid by companies of similar size.

  Performance Incentive. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria, including earnings and return on investment measures. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain financial performance criteria. For fiscal 1999 annual bonuses equal to 0 percent to 22 percent of base salaries were paid to the named executive officers based on the Company's achievement of such predetermined financial performance criteria.

  Stock Grants and Options. The Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

Compensation of Chief Executive Officer

  Consistent with the executive compensation policy and components described above, the Compensation Committee determined the salary, bonus, stock grants and stock options received by James M. Hurd and William D. Walker, each of whom served as Chief Executive Officer of the Company for a portion of fiscal 1999. Mr. Hurd received a base salary of $270,052 for 1999. He also earned a $613 bonus. Mr. Hurd earned the bonus based upon achieving particular financial performance goals specified in advance by the Compensation Committee. Mr. Hurd also received a restricted stock award of 7,500 shares of the Company's Common Stock, scheduled to vest over a four-year period. Mr. Walker served as Chief Executive Officer from May 13, 1999 to September 27, 1999. Mr. Walker received a salary of $30,000 per month and was granted an option to purchase 20,000 shares of the Company's Common Stock at the market price on the last trading day before the date of grant. Mr. Walker also received an option to purchase 7,000 shares pursuant to the Company's 1993 Nonemployee Director Plan.

COMPENSATION COMMITTEE:

Gregory H. Turnbull, Chairman
E. Kay Stepp

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during fiscal year 1999 were Messrs. Turnbull and Walker and Ms. Stepp. Mr. Turnbull served as Chairman of the Committee for all of fiscal year 1999. Mr. Walker served as a member of the Committee until May 13, 1999, when he became Chief Executive Officer of the Company. Ms. Stepp joined the Committee effective May 13, 1999 and served as a member of the Committee through the end of fiscal year 1999.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

                     [PERFORMANCE GRAPH SUMMARIZED BELOW]

                                          Cumulative Total Return
                            --------------------------------------------------
                            9/30/94  9/29/95  9/27/96  9/26/97  9/25/98  9/24/99
PLANAR SYSTEMS, INC.          100      142       72       85       78       45
PEER GROUP                    100       89       48       91       47      103
NASDAQ STOCK MARKET (U.S.)    100      138      164      225      235      371

  The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the NASDAQ Stock Market index is based upon the stock price or index on September 30, 1994.

  The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
In Focus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company's Common Stock is not an indication of future performance. There can be no assurance that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such reports received by it with respect to fiscal 1999, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with for fiscal 1999, except for Mr. King who filed one report with respect to a stock option grant late.

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of the Common Stock as of December 6, 1999 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's nominees for election as director, (iv) each of the Company's named executive officers, and (v) all directors and executive officers as a group.

                                       Shares of Common Stock Percent of Common
Name and Business Address              Beneficially Owned(1)  Stock Outstanding
-------------------------              ---------------------- -----------------
EQSF Advisers, Inc.(2)................       1,243,100              11.8%
M.J. Whitman Advisers, Inc.
Martin J. Whitman
 767 Third Avenue
 New York, NY 10017
State of Wisconsin Investment
 Board(3).............................       1,112,600              10.6
 P.O. Box 7842
 Madison, WI 53707
T. Rowe Price Associates, Inc.(4).....       1,047,000               9.9
 100 E. Pratt Street
 Baltimore, MD 21202
Dimensional Fund Advisors, Inc.(5)....         707,900               6.7
 1299 Ocean Avenue
 Santa Monica, CA 90401
Merrill Lynch & Co., Inc.(6)..........         657,600               6.2
 World Financial Center
 250 Vesey Street
 New York, NY 10381
James M. Hurd.........................         357,704               3.3
Balaji Krishnamurthy..................          50,000                 *
Heinrich Stenger......................          18,717                 *
E. Kay Stepp..........................          10,334                 *
J. Kenneth Stringer III...............             --                --
Gregory H. Turnbull...................          49,404                 *
William D. Walker.....................          86,000                 *
Steven E. Wynne.......................          33,500                 *
Douglas K. Barnes.....................          34,755                 *
E.L. Herman...........................          74,507                 *
Christopher N. King(7)................         110,512               1.0
Jack Raiton...........................          47,752                 *
Executive Officers and Directors as a
 group (13 persons)...................         890,392               8.0

--------
 *  less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December
    6, 1999 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 6, 1999 is as follows: Mr. Hurd--225,700; Mr. Krishnamurthy--0; Mr. Stenger--16,667; Ms. Stepp--9,334; Mr. Stringer--0; Mr. Turnbull-- 37,000; Mr. Walker--66,000; Mr. Wynne--33,000; Mr. Herman--74,249; Mr.
    King--52,262; Mr. Raiton--41,687; Mr. Barnes--30,755; and all directors and executive officers as a group--603,841. The table does not include shares subject to options that will be granted to Messrs. Turnbull, Stenger, Stringer, Walker and Wynne and Ms. Stepp under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.

(2) This information as to beneficial ownership is based on a Schedule 13G/A filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman ("Whitman") with the Securities and Exchange Commission on February 16, 1999. The Schedule 13G/A states that (i) EQSF is the beneficial owner of 831,300 shares of Common Stock as to which it has sole voting and dispositive power; (ii) MJWA is the beneficial owner of 411,800 shares of Common Stock as to which it has sole voting and dispositive power; and (iii) Whitman is the controlling person of EQSF and MJWA, but disclaims beneficial ownership of the shares of Common Stock beneficially owned by such entities.

(3) This information as to beneficial ownership is based on a Schedule 13G/A filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on August 9, 1999. The Schedule 13G/A states that the State of Wisconsin Investment Board is the beneficial owner of 1,112,600 shares of Common Stock as to which it has sole voting and dispositive power.

(4) This information as to beneficial ownership is based on a Schedule 13G/A filed by the T. Rowe Price Associates with the Securities and Exchange Commission on February 11, 1999. The Schedule 13G states that T. Rowe Price Associates, Inc. is the beneficial owner of 1,047,000 shares of Common Stock, including 112,400 shares as to which it has sole voting and 1,047,000 shares as to which it has sole dispositive power.

(5) This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 11, 1999. The Schedule 13G state that Dimensional Fund Advisors, Inc. is the beneficial owner of 707,900 shares of Common Stock, as to which it has sole voting power and dispositive power.

(6) This information as to beneficial ownership is based on a Schedule 13G/A filed by Merrill Lynch & Co., Inc. ("Merrill Lynch") (on behalf of Merrill Lynch Asset Management Group), with the Securities and Exchange Commission on February 4, 1999. The Schedule 13G states that Merrill Lynch has shared voting and dispositive power with respect to 657,600 shares of Common Stock, and that Merrill Lynch disclaims beneficial ownership of such shares.

(7) Excludes 58,250 shares of Common Stock beneficially owned by Mr. King's wife, as to which he disclaims beneficial ownership.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG LLP to act as independent auditors for the Company for the fiscal year ending September 29, 2000, subject to ratification of such appointment by the Company's shareholders.

  Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP to audit the books and accounts of the Company for the fiscal year ending September 29, 2000. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR this proposal.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2001 annual meeting of shareholders must be received by the Company not later than September 5, 2000, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). In addition, the Company's bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2000 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                             COST OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                            ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 24, 1999 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 24, 1999 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Jack Raiton, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006.

                                          By Order of the Board of Directors

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive
                                           Officer

Beaverton, Oregon
January 3, 2000

                             PLANAR SYSTEMS, INC.

          THIS PROXY IS SOLICITED OF BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the "Company"), hereby appoints Balaji Krishnamurthy and William D. Walker, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held a 3:00 p.m. on Thursday, February 3, 2000 at the Greenwood Inn, 10700 S.W. Allen Boulevard, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

               (Continued and to be signed on the reverse side)









--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                                                             Please mark
                                                             your votes      X
                                                             as indicated  -----

1. Election of three directors for a three-year term and one director for a two-year term.

          FOR the nominees                   WITHHOLD AUTHORITY
         listed below (except              to vote for all nominees
         as indicated below)                    listed below


                -----                               -----

   James M. Hurd, Balaji Krishnamurthy and E. Kay Stepp each for a three-year term and J. Kenneth Stringer III for a two-year term.

   Instruction: To withhold authority to vote for any nominee write that nominee's name(s) in this space:

   --------------------------------------------

2. Ratification of appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 29, 2000.

             FOR             AGAINST             ABSTAIN

            -----             -----               -----

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

   Please check this box if you plan to attend the Annual Meeting.
                                                                   -----

PLEASE SIGN, DATE AN RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized name by authorized person(s).

---------------------------------------------------
Typed or Printed name(s)

---------------------------------------------------
Authorized Signature

---------------------------------------------------
Title or authority, if applicable

---------------------------------------------------
Date


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.